Exhibit 99.1

CenturyLink Announces Change in Tax Treatment of 2017 Dividends

MONROE, La., July 26, 2018 – CenturyLink, Inc. (NYSE: CTL) today announced a change in the reporting of dividends paid to its shareholders in 2017 as a result of the Tax Cuts and Jobs Act of 2017.

CenturyLink previously reported its 2017 distributions as taxable dividends. With revised reporting, these distributions are now considered to be return of capital (non-dividend) distributions. As a result of this change, shareholders who have already filed 2017 tax returns may be eligible to seek refunds on taxes previously paid on their 2017 dividends by filing amended returns.

The change in tax treatment will also affect the shareholders’ tax basis in their shares. To assist investors with tax-basis reporting, Form 8937 (Report of Organizational Actions Affecting Basis of Securities) has been posted on the Investor Relations section of the CenturyLink website at Form 1099-DIV Information.

Shareholders should consult their tax advisor to determine how this change may affect their 2017 taxes.

Corrected IRS Form 1099-DIV statements reflecting the revised tax reporting of 2017 dividends will be mailed to shareholders. Shareholders who hold their shares through a bank or broker should expect to receive a corrected Form 1099-DIV from those institutions.

This change in tax treatment does not affect CenturyLink’s net income, free cash flow or other financial results previously reported under Generally Accepted Accounting Principles (GAAP).

Additional Resources

Materials to assist investors with revised tax treatment can be found on the Investor Relations section of the CenturyLink website at Form 1099-DIV Information, including the following documents:

•	Form 8937 (Report of Organizational Actions Affecting Basis of Securities)
•	Attachment to Form 8937
•	Shareholder Letter
•	Frequently Asked Questions

This information is provided for informational purposes only and should not be construed as tax advice.

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

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Media Relations Contact:	Investor Relations Contact:
D. Nikki Wheeler	Mark Stoutenberg
Nikki.Wheeler@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-888-0560	+1 720-888-1662